Exhibit 99.1

Settlement Agreement Reached on Price-To-Beat Adjustments

For immediate release: February 18, 2005

Resolves Reliant Energy’s Price Issues from CenterPoint Energy’s Stranded Cost Case

Houston — Reliant Energy has reached an agreement with consumer groups and the Public Utility Commission staff that addresses Reliant’s retail price adjustments associated with CenterPoint Energy’s stranded-cost recovery process.

“This agreement is good for Reliant Energy and its customers,” said Joel Staff, chairman and chief executive officer of Reliant Energy. “The company benefits from the full pass through of all changes to CenterPoint Energy’s charges related to stranded costs. Customers will see lower prices assuming that natural gas prices stay at or below current levels through March.”

In addition to allowing the base-rate adjustments, the agreement calls for Reliant to decrease the fuel portion of its price two times this year, if natural gas prices decrease during specified periods.

At current natural gas prices, the first change would result in an overall price decrease for Houston area price-to-beat* customers. However, the net effect of the price adjustments will not be certain until March 29, when the benchmark natural gas price for establishing the fuel factor is final. If the agreement is approved by the PUC, the first change to Reliant Energy’s price will go into effect April 29.

Key provisions of the agreement include:

•         All changes to CenterPoint Energy’s charges related to stranded costs will be passed through concurrently. The first of these adjustments will occur on April 29.

•         Excess Mitigation Credits required of CenterPoint will cease after April 29. Reliant Energy’s price to beat will be adjusted simultaneously to reflect that change.

•         On the same day, Reliant Energy’s fuel factor will be reset based on the average of the 12-month forward natural gas prices from March 1 to March 29, if that price is lower than $7.499 per mmBtu. The fuel factor will be frozen from April 29 through August 11.

•         A second fuel factor decrease is possible in August, if fuel prices have decreased by at least 5 percent from the previous level. The company will not increase the fuel factor from August 11 to October 31, unless natural gas prices have increased by more than 10 percent. The normal threshold for fuel factor increases during this period is a 5 percent increase in natural gas prices.

The parties to the agreement include the Public Utility Commission staff, the City of Houston, the Gulf Coast Coalition of Cities and the Office of Public Utility Counsel.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. The company provides energy products and services to approximately 1.9 million electricity customers, ranging from residences and small businesses to large commercial, industrial, governmental and institutional customers, primarily in Texas. Reliant also serves commercial and industrial clients in the PJM (Pennsylvania, New Jersey, Maryland) Interconnection.

The company is one of the largest independent power producers in the nation with approximately 19,000 megawatts of power generation capacity in operation or under contract across the U.S. These strategically located generating assets utilize natural gas, wind, fuel oil and coal. For more information, visit our Website at www.reliant.com/corporate.

This news release contains “forward-looking statements.” Forward-looking statements are statements that contain projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or other projections or estimates about our assumptions relating to these types of statements. These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

We have based our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the Securities and Exchange Commission.

Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

*The price to beat is the price that Reliant Energy charges most of its Houston area residential and small commercial customers.

For more information:	Dennis Barber, investors, (713) 497-3042
Pat Hammond, media, (713) 497-7723